EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference Registration Statement No. 033-59853 and No. 333-121104 on Form S-8 of Northrop Grumman Corporation of our report dated June 24, 2014, related to the financial statements and supplemental schedule of the Northrop Grumman Savings Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
June 24, 2014